EXHIBIT 16



November 2, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K dated November 3, 2000 of Computerized Thermal Imaging, Inc. and are in agreement with the statements contained in the first, third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,




/s/HJ & Associates, LLC
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HJ & Associates, LLC